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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Neoware Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-93942, 333-20185, 333-56298, 333-107970, and 333-107974) on Form S-8
and (Nos. 333-85490 and 333-107858) on Form S-3 of Neoware Systems, Inc. of our report dated August 4, 2004, relating to the consolidated balance sheet of Neoware Systems, Inc. and subsidiaries (the Company) as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and other comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10-K of Neoware Systems, Inc.


/s/ KPMG LLP
Philadelphia, Pennsylvania
September 13, 2004